HIBERNIA CORPORATION
EARLY RETIREMENT AGREEMENT

EXHIBIT A
BUSINESS PROTECTION AGREEMENT

        THIS BUSINESS PROTECTION AGREEMENT (the “Protection Agreement”) is made and executed as of the 3rd day of June, 2003 (the “Effective Date”), by and among Richard G. Wright, an individual of the full age of majority (the “Officer”), Hibernia Corporation, a Louisiana corporation, and Hibernia National Bank, a national banking association organized and existing under the laws of the United States (Hibernia Corporation and Hibernia National Bank, together with its and their direct and indirect subsidiaries, are collectively referred to herein as “Hibernia”). The Protection Agreement constitutes the Exhibit “A” referenced in that certain Early Retirement Agreement made and executed as of the 3rd day of June, 2003 among Officer and Hibernia (the “Retirement Agreement”).

        WHEREAS, pursuant to the Retirement Agreement, Hibernia and Officer have agreed that as of May 6, 2003, Officer will voluntarily resign and take early retirement (the “Separation Date”); and

        WHEREAS, in connection with such retirement, Hibernia and Officer wish to enter into this Protection Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereto agree as follows:

        1.        Payment. In the event that Officer does not accept or commence employment directly or indirectly (as an employee, agent, independent contractor, consultant (except as provided below), partner, licensor or otherwise) with a financial institution or financial services company with one or more banking offices in the Restricted Area (as defined below) between the Separation Date and the first anniversary of the Separation Date, on the first anniversary of the Separation Date Hibernia will pay to Officer (or to Officer’s estate or beneficiary in the event of the death of Officer) the amount of Two Hundred Thirty One Thousand, Three Hundred and NO/100 ($231,300.00) Dollars, payable in a single payment subject to federal and state income and employment taxes (using, for federal tax withholding, the then current federal supplemental tax withholding rate). No payment under this Protection Agreement shall be due if Officer accepts or commences employment directly or indirectly (as an employee, agent, independent contractor, consultant (except as provided below), partner, licensor or otherwise) with a financial institution or financial services company with one or more banking offices in the Restricted Area (as defined below) between the Separation Date and the first anniversary of the Separation Date. Notwithstanding the foregoing, consulting arrangements that satisfy each and every one of the following conditions are not covered by the term “employment” for purposes of the two preceding sentences: (i) no consulting arrangement lasts for a period of more than 90 days with a single company (or its parent, subsidiaries or affiliates) during the time period covered by the two preceding sentences, (ii) no consulting arrangement is entered into with any company with consolidated assets of $1 billion or more (or with any parent, subsidiaries or affiliates of such company), (iii) no consulting arrangement is entered into with any company listed on Appendix A to this Protection Agreement (or with any of their parents, subsidiaries or affiliates), (iv) any consulting arrangement relates only to credit policy and practice generally and no consulting arrangement relates to or requires advice with respect to any specific credit relationships or potential credit relationships, (v) no consulting arrangement requires the Officer directly or indirectly to assist any company in soliciting, obtaining, arranging for or making any loan (or to advise any company with respect thereto) and the Officer will not directly or indirectly assist any company in soliciting, obtaining, arranging for or making any loan (or advise any company with respect thereto) and (vi) no consulting arrangement involves Officer’s solicitation, inducement, recruitment, encouragement, advice or counsel to any customer of Hibernia to do business with another entity or the Officer’s employment, solicitation, inducement, recruitment, encouragement, advice or counsel to any employee or agent of Hibernia to leave their employment.

        2.        Restricted Area. For purposes of this Protection Agreement, the Restricted Area shall be defined to mean all of the following parishes and counties in the States of Louisiana and Texas: (i) the following parishes in the State of Louisiana: Allen, Ascension, Assumption, Avoyelles, Bossier, Caddo, Calcasieu, Cameron, Claiborne, De Soto, East Baton Rouge, East Carroll, Iberia, Jefferson, Jefferson Davis, Lafayette, Lafourche, Livingston, Madison, Morehouse, Orleans, Ouachita, Rapides, St. Bernard, St. Charles, St. John the Baptist, St. Mary, St. Tammany, Tangipahoa, Terrebonne, Vermilion, Washington, Webster and West Carroll and (ii) the following counties in the State of Texas: Anderson, Angelina, Bowie, Camp, Cass, Cherokee, Colin, Dallas, Denton, Gregg, Harris, Harrison, Jefferson, Lamar, Nacogdoches, Orange, Smith, Travis and Wood.

        3.        Amendment; Waivers. This Protection Agreement may only be amended or modified by an agreement in writing among the parties hereto. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

        4.        Governing Law. This Protection Agreement shall be governed by, and interpreted in accordance with the laws of the State of Louisiana applicable to agreements made and entirely to be performed within such State without reference to conflicts of laws principles.

        5.        Expenses. Each party hereto will bear all expenses incurred by him or it in connection with this Protection Agreement, including the fees, expenses and disbursements of his or its counsel and advisors.

        6.        No Assignment. Except by operation of law, neither party hereto may assign any of his or its rights or obligations under this Protection Agreement to any other person without the prior written consent of the other party.

        7.        Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, if sent by registered or certified mail, postage prepaid, or if sent by a nationally recognized overnight delivery service to the addresses listed below and shall be deemed to have been given as of the date so personally delivered or three days after being so mailed or as of the date delivered by an overnight delivery service: If to Hibernia: Michael S. Zainey, Human Resources Director, Hibernia National Bank, 225 Baronne Street, 26th Floor, New Orleans, LA 70112; and if to Officer: [address]. Either party may change the address to which notice shall be given by providing notice of such change in accordance with the provisions of this paragraph 7.

        8.        Arbitration. In the event that any dispute arises in connection with, relating to, or concerning this Protection Agreement, or in the event of any claim for breach or violation of any provision of this Protection Agreement, in accordance with the Federal Arbitration Act, the parties agree that such dispute or claim will be resolved exclusively by arbitration. Any arbitration proceeding related to this Protection Agreement will be conducted in accordance with the rules of the American Arbitration Association (“AAA”). Hibernia and Officer agree that any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the parties (or, if the parties cannot mutually agree on an arbitrator, the arbitrator will be selected in accordance with the rules of the AAA). All determinations of the arbitrator will be final and binding in accordance with applicable law. The venue for any arbitration proceeding under this paragraph 8 and the venue for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in New Orleans, Louisiana.

        9.        Headings. The headings in this Protection Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Protection Agreement.

        10.        Severability. In the event any provision of this Protection Agreement shall be held to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability thereof shall not affect the remaining provisions hereof, but such illegal, invalid or unenforceable provision shall be fully severable and this Protection Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

        11.        Entire Agreement. This Protection Agreement and the Retirement Agreement referred to herein supersede any and all oral or written agreements and understandings heretofore made relating to the subject matter of such Agreements and contain the entire agreement of the parties relating to the subject matter of such Agreements. The terms and conditions of this Protection Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors. Nothing in this Protection Agreement is intended to or shall be construed to confer upon or to give any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Protection Agreement except as expressly provided herein. This Protection Agreement may be executed in counterparts, each of which shall be deemed to constitute an original and all of which together shall constitute one agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Protection Agreement effective as of the Effective Date set forth above.

HIBERNIA CORPORATION	HIBERNIA NATIONAL BANK

By:________________________	By:________________________
Name:______________________	Name:______________________
Title:_____________________	Title:_____________________
Date:______________________	Date:______________________

Officer:
________________________
Richard G. Wright
Date:___________________

         APPENDIX A TO BUSINESS PROTECTION AGREEMENT

        The companies referred to in Section 1, subpart (iii) of the Business Protection Agreement executed as of June 3, 2003 by and among Richard G. Wright, Hibernia Corporation and Hibernia National Bank are as follows: AmSouth Bancorporation, Bank of America Corporation, Bank One Corporation, Citigroup Inc., Compass Bancshares, Inc., Hancock Holding Company, JP Morgan Chase & Co., Regions Financial Corporation, SouthTrust Corporation, Union Planters Corporation or Wells Fargo & Company.